COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER SMALL COMPANY STOCK FUND CLASS A
SHARES AND CLASS R SHARES AND THE RUSSELL 2500 INDEX


EXHIBIT A:
             DREYFUS      DREYFUS
             PREMIER      PREMIER
              SMALL        SMALL
             COMPANY      COMPANY
              STOCK        STOCK
              FUND         FUND       RUSSELL
  PERIOD    (CLASS A     (CLASS R      2500
             SHARES)      SHARES)     INDEX*

  9/2/94        9,425        10,000     10,000
 10/31/94       9,491        10,070      9,915
 10/31/95      12,368        13,162     12,033
 10/31/96      14,744        15,719     14,294
 10/31/97      19,275        20,597     18,457


*Source: The Frank Russell Company